Exhibit 10(m)

AMENDED AND RESTATED

CREDIT AGREEMENT

among

IDAHO POWER COMPANY,

as Borrower,

THE LENDERS NAMED HEREIN,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swingline Lender and LC Issuer

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

and

KEYBANK NATIONAL ASSOCIATION

and

US BANK NATIONAL ASSOCIATION

and

BANK OF AMERICA, N.A.

as Documentation Agents

$300,000,000 Senior Credit Facilities

WACHOVIA CAPITAL MARKETS, LLC

and

J.P. MORGAN SECURITIES INC.

as

Joint Lead Arrangers and Joint Book Runners

Dated as of April 25, 2007

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	ARTICLE 4
	CONDITIONS PRECEDENT
4.1	Initial Credit Extension	37
4.2	Each Credit Extension	37

	ARTICLE 5
	REPRESENTATIONS AND WARRANTIES
5.1	Existence and Standing	38
5.2	Authorization and Validity	38
5.3	No Conflict; Government Consent	38
5.4	Financial Statements	39
5.5	Material Adverse Change	39
5.6	Taxes	39
5.7	Litigation and Contingent Obligations	40
5.8	Subsidiaries	40
5.9	ERISA	40
5.10	Accuracy of Information	40
5.11	Regulation U	40
5.12	Material Agreements	40
5.13	Compliance With Laws	41
5.14	Ownership of Properties	41
5.15	Plan Assets; Prohibited Transactions	41
5.16	Environmental Matters	41
5.17	Investment Company Act	42
5.18	OFAC; PATRIOT Act	42

	ARTICLE 6
	COVENANTS
6.1	Financial Reporting	42
6.2	Use of Proceeds	44
6.3	Notice of Default, etc.	44
6.4	Conduct of Business	44
6.5	Taxes	44
6.6	Insurance	44
6.7	Compliance with Laws	44
6.8	Maintenance of Properties	44
6.9	Inspection	45
6.10	Merger and Sale of Assets	45
6.11	Liens	45
6.12	Leverage Ratio	47
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6.13	Investments and Acquisitions	47
6.14	Subsidiary Dividend Restrictions	47
6.15	Affiliates	48
6.16	OFAC, PATRIOT Act Compliance	48

	ARTICLE 7
	DEFAULTS

	ARTICLE 8
	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1	Acceleration; Facility LC Collateral Account.	50
8.2	Amendments	51
8.3	Preservation of Rights	52

	ARTICLE 9
	GENERAL PROVISIONS
9.1	Survival of Representations	52
9.2	Governmental Regulation	53
9.3	Headings	53
9.4	Entire Agreement	53
9.5	Several Obligations; Benefits of this Agreement	53
9.6	Expenses; Indemnification.	53
9.7	Numbers of Documents	54
9.8	Accounting	54
9.9	Severability of Provisions	54
9.10	Nonliability of Lenders	54
9.11	Confidentiality	55
9.12	Nonreliance	55
9.13	Disclosure	56
9.14	PATRIOT Act Notice	56
9.15	Counterparts	56

	ARTICLE 10
	THE ADMINISTRATIVE AGENT
10.1	Appointment; Nature of Relationship	56
10.2	Powers	57
10.3	General Immunity	57
10.4	No Responsibility for Loans, Recitals, etc.	57
10.5	Action on Instructions of Lenders	57
10.6	Employment of Administrative Agents and Counsel	58
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10.7	Reliance on Documents; Counsel	58
10.8	Administrative Agent's Reimbursement and Indemnification	58
10.9	Notice of Default	59
10.10	Rights as a Lender	59
10.11	Lender Credit Decision	59
10.12	Successor Administrative Agent	59
10.13	Administrative Agent and Joint Lead Arranger Fees	60
10.14	Delegation to Affiliates	60
10.15	Other Agents	61
10.16	LC Issuer and Swingline Lender	61

	ARTICLE 11
	SETOFF; RATABLE PAYMENTS
11.1	Setoff	61
11.2	Ratable Payments	61

	ARTICLE 12
	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1	Successors and Assigns	62
12.2	Participations.	62
12.3	Assignments.	63
12.4	Dissemination of Information	64
12.5	Tax Treatment	64

	ARTICLE 13
	NOTICES
13.1	Notices.	65
13.2	Change of Address	66

	ARTICLE 14
	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
14.1	CHOICE OF LAW	66
14.2	CONSENT TO JURISDICTION	66
14.3	WAIVER OF JURY TRIAL	67
iv

Schedule I               Pricing Schedule

Schedule II             Commitments

Schedule 5.8           List of Subsidiaries

Schedule 5.12         Agreements which restrict Subsidiary Dividends or which could reasonably be expected to have a Material Adverse Effect

Schedule 5.14         Indebtedness and Liens

Schedule 13.1         Notice Addresses

EXHIBIT A            Form of Opinion

EXHIBIT B            Form of Compliance Certificate

EXHIBIT C            Form of Assignment Agreement

EXHIBIT D            Form of Loan/Credit Related Money Transfer Instructions

EXHIBIT E-1         Form of Revolving Note

EXHIBIT E-2         Form of Swingline Note

EXHIBIT F            Form of Joinder Agreement

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AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement, dated as of April 25, 2007, is made among Idaho Power Company, an Idaho corporation, the Lenders, and Wachovia Bank, National Association, as Administrative Agent for the Lenders.

RECITALS

            A.        Idaho Power Company, certain banks and other financial institutions, and Wachovia Bank, National Association, as administrative agent, are parties to a certain Credit Agreement dated as of May 3, 2005 (the "Existing Credit Agreement").

B.         The parties hereto have agreed to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein, it being the intention of the parties hereto that this Amended and Restated Credit Agreement and the Credit Documents executed in connection herewith shall not effect the novation of the obligations of Idaho Power Company  thereunder but be merely a restatement and, where applicable, an amendment of and substitution for the terms governing such obligations hereafter.

C.        The Lenders are willing to make available to Idaho Power Company the credit facilities provided for herein subject to and on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1              Definitions.  As used in this Agreement:

"Acquisition" means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

"Administrative Agent" means Wachovia Bank, National Association in its capacity as administrative agent (i.e., contractual representative) of the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 10.

"Administrative Questionnaire" means an administrative questionnaire, substantially in the form supplied by the Administrative Agent, completed by a Lender and furnished to the Administrative Agent in connection with this Agreement.

"Advance" means a borrowing hereunder, (i) made by the Lenders (or the Swingline Lender in the case of a Swingline Loan) on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation and, in either case, consisting of Revolving Loans of the same Type (or a Swingline Loan made by the Swingline Lender) and, in the case of Eurodollar Advances, for the same Interest Period.

"Affected Lender" is defined in Section 2.19.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

"Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof.

"Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

"Agreement" means this Amended and Restated Credit Agreement, as amended, modified, restated or supplemented from time to time in accordance with its terms.

"Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time applied in a manner consistent with that used in preparing financial statements referred to in Section 5.4.

"Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

"Applicable Margin" means, with respect to Revolving Loans of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Revolving Loans of such Type as set forth in the Pricing Schedule.

"Assuming Lender" is defined in Section 2.20(a).

"Authorized Officer" means any of the Chief Executive Officer, President, Chief Financial Officer, Vice President or Treasurer of the Borrower, acting singly.

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"Available Aggregate Commitment" means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

"Borrower" means Idaho Power Company, an Idaho corporation, and its successors and assigns.

"Borrowing Date" means a date on which an Advance is made hereunder.

"Borrowing Notice" is defined in Section 2.7.

"Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Charlotte, North Carolina, New York, New York and London, England for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Charlotte, North Carolina for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

"Capitalized Lease" of a Person means any lease of Property by such Person as lessee, which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

"Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

"Cash Equivalent Investments" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

"Change" is defined in Section 3.2.

"Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Parent.

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"Change in Law" means any change in law or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof.

"Closing Date" means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with the terms of this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral Shortfall Amount" is defined in Section 8.1(a).

"Commitment" means, for each Lender, the obligation of such Lender to make Revolving Loans to the Borrower and to participate in the Swingline Loans and Facility LCs issued upon the application of the Borrower, in an aggregate amount not exceeding the amount set forth opposite its name on Schedule II, or, if such Lender has entered into one or more assignments that has become effective pursuant to Section 12.3(a) or is an Increasing Lender or Assuming Lender, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent, in either case, as such amount may be reduced or increased from time to time pursuant to the terms hereof.

"Commitment Increase" and "Commitment Increase Date" are defined in Section 2.20(a).

"Condemnation" is defined in Section 7(i).

"Consent Date" is defined in Section 2.21(a).

"Consenting Lender" is defined in Section 2.21(a).

"Consolidated Indebtedness" means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time; provided, however that the aggregate outstanding Indebtedness evidenced by Hybrid Securities shall be excluded to the extent that the total book value of such Hybrid Securities does not exceed 15% of Consolidated Total Capitalization as of such time.

"Consolidated Net Worth" means at any time the consolidated stockholders' equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

"Consolidated Total Capitalization" means at any time, without duplication, the sum of (i) Consolidated Indebtedness, (ii) Consolidated Net Worth and (iii) the aggregate outstanding amount of Hybrid Securities, each calculated as of such time.

"Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take or pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

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"Conversion/Continuation Notice" is defined in Section 2.8.

"Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

"Credit Extension" means the making of an Advance or the issuance of a Facility LC.

"Credit Extension Date" means the Borrowing Date for an Advance or the issuance date for a Facility LC.

"Default" means an event described in Article 7.

"Eligible Replacement Lender" is defined in Section 2.21(b).

"Environmental Laws" means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"Eurodollar Advance" means a Revolving Loan which, except as otherwise provided in Section 2.10, bears interest at the applicable Eurodollar Rate.

"Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, an interest rate per annum obtained by dividing (y) the rate of interest (rounded upward, if necessary, to the nearest 1/16 of one percentage point) appearing on Telerate Successor Page 3750 (or any successor page) or (z) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates (rounded upward, if necessary, to the nearest 1/16 of one percentage point) at which Dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market, in each case under (y) and (z) above at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the amount of Wachovia's Eurodollar Advance comprising part of such Borrowing.

"Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) 1.00 minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

5

"Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, receipts, profits, capital, net worth, franchise taxes, branch profits or similar taxes, imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized, (ii) the jurisdiction in which the Administrative Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located, or (iii) the jurisdiction in which the Lender, Lending Installation or the Administrative Agent carries on a trade or business.

"Extension Date" is defined in Section 2.21(a).

"Extension Notice" is defined in Section 2.21(a).

"Facility LC" is defined in Section 2.18(a).

"Facility LC Application" is defined in Section 2.18(c).

"Facility LC Collateral Account" is defined in Section 2.18(k).

"Facility LC Maturity Date" is defined in Section 2.18(a).

"Facility Termination Date" means the earlier to occur of (i) April 25, 2012 (as such date may be extended from time to time pursuant to Section 2.21) or (ii) any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

"Federal Funds Effective Rate" means, for any day, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected in good faith by the Administrative Agent.

"Fee Letters" mean (a) the Wachovia Fee Letter and (b) the JPMorgan Fee Letter.

"First Mortgage" means that certain Mortgage and Deed of Trust, dated as of October 1, 1937, as supplemented, under which the Borrower is Mortgagor and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) and R.G. Page (Stanley Burg successor individual trustee) are Trustees, as it may from time to time be further amended, supplemented or otherwise modified.

"Floating Rate" means, for any day, a rate per annum equal to the sum of (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

"Floating Rate Advance" means a Revolving Loan which, except as otherwise provided in Section 2.10, bears interest at the Floating Rate.

6

"Hybrid Securities" shall mean any hybrid securities, including any trust preferred securities, deferrable interest subordinated debt securities, mandatory convertible debt securities or other hybrid securities issued by the Borrower or any Subsidiary or financing vehicle of the Borrower that (i) have an original maturity of at least twenty (20) years, (ii) require, absent an event of default with respect to such securities, no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to the date which is ninety-one (91) days after the occurrence of the Facility Termination Date and (iii) permit the Borrower or any such Subsidiary or any such financing vehicle of the Borrower, respectively, at its option, to defer certain scheduled interest payments.

"Increasing Lender" is defined in Section 2.20(a).

"Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations, (viii) obligations in respect of Letters of Credit, (ix) Rate Management Obligations, (x) preferred stock which is required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, (xi) Off-Balance Sheet Liabilities, (xii) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person and (xiii) amounts outstanding under a Permitted Receivables Securitization.

"Indemnitee" is defined in Section 9.6(b).

"Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement.  Each Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

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"Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

"Joinder Agreement" means a written agreement substantially in the form of Exhibit F hereto.

"Joint Lead Arrangers" means Wachovia Capital Markets, LLC, and J.P. Morgan Securities Inc., and their respective successors, in their capacity as Joint Lead Arrangers and Joint Book Runners.

"JP Morgan Fee Letter" means the letter agreement dated March 15, 2007, among the Borrower, Parent, JPMorgan Chase Bank, N.A., and J.P. Morgan Securities Inc.

"LC Fee" is defined in Section 2.18(d).

"LC Issuer" means each of Wachovia (or any subsidiary or Affiliate of Wachovia designated by Wachovia) and any other Lender approved by the Borrower and the Administrative Agent, in each case in its capacity as issuer of Facility LCs hereunder.

"LC Obligations" means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

"LC Payment Date" is defined in Section 2.18(e).

"Lenders" means the lending institutions listed on the signature pages of this Agreement, their respective successors and assigns and any other Person that shall have become a Lender party hereto pursuant to a Joinder Agreement; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Swingline Lender in such capacity.

"Lending Installation" means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or Affiliate of such Lender or the Administrative Agent specified in its Administrative Questionnaire or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.16.

"Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

"LIBOR Market Index Rate" means, for any day, the sum of (i) the rate of interest for one month U.S. dollar deposits appearing on Telerate Successor Page 3750 (or any successor page) determined as of 11:00 a.m. (London time), for such day, or if such day is not a London Business Day, then the immediately preceding London Business Day (or if not so reported, then as determined by the Agent from another recognized source or interbank quotation) plus (ii) the Applicable Margin in effect for a Eurodollar Advance from time to time.

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"LIBOR Market Index Rate Advance" means a Swingline Loan which, except as otherwise provided in Section 2.10, bears interest at the LIBOR Market Index Rate.

"Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

"Loans" means the Revolving Loans and the Swingline Loans.

"Loan Documents" means this Agreement, the Facility LC Applications, the Joinder Agreements and any Notes issued pursuant to Section 2.12.

"London Business Day" means a day (other than Saturday or Sunday) on which banks generally are open in London, England for the conduct of substantially all of their commercial lending activities and dealings are carried on in the London interbank market.

"Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuers or the Lenders thereunder.

"Material Indebtedness" means Indebtedness (other than Obligations) of the Borrower or any of its Subsidiaries, in an aggregate principal amount exceeding $25,000,000 (or its equivalent in any other currency).  For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any of its Subsidiaries in respect of any Rate Management Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Rate Management Obligation were terminated at such time of determination.

"Material Subsidiary" of the Borrower means any Subsidiary (a) whose gross revenues for the fiscal years in respect of which such statements and related balance sheet were prepared (or the last full fiscal year in the case of quarterly financial statements) exceeded 10% of the consolidated gross revenue of the Borrower and all its Subsidiaries for such fiscal year or (b) whose gross assets as at the end of such fiscal year were in excess of 10% of the consolidated gross assets of the Borrower and all its Subsidiaries for such fiscal year.

"Modify" and "Modification" are defined in Section 2.18(a).

"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

"Non-Consenting Lender" is defined in Section 2.21(a).

9

"Non-U.S. Lender" is defined in Section 3.5(d).

"Notes" means any or all of the Revolving Notes and the Swingline Note.

"Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, the Swingline Lender, any LC Issuer or any indemnified party arising under the Loan Documents.

"OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control, and any successor thereto.

"Off-Balance Sheet Liability" of a Person means, without duplication, (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called "synthetic lease" transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) all Operating Leases.

"Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee, which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

"Other Taxes" is defined in Section 3.5(b).

"Outstanding Credit Exposure" means, as to any Lender at any time, the sum of (i) the aggregate principal amount of all Loans made by such Lender outstanding at such time, (ii) such Lender's Pro Rata Share of the LC Obligations at such time and (iii) such Lender's (other than the Swingline Lender's) Pro Rata Share of the Swingline Loans outstanding at such time.

"Parent" means IDACORP, Inc., an Idaho corporation, and its successors and assigns.

"Participants" is defined in Section 12.2(a).

"PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

"Payment Date" means the last day of each March, June, September and December.

"PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

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"Permitted Receivables Securitization" means a limited recourse or non-recourse sale, assignment or contribution of accounts receivable and related records, collateral and rights of the Borrower and/or one or more of its Subsidiaries to one or more special purpose entities, in connection with the issuance of obligations by any such special purpose entity secured by such assets, the proceeds of the issuance of which obligations shall be made available, directly or indirectly, to the Borrower and/or the applicable Subsidiaries.

"Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

"Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

"Pricing Schedule" means Schedule I attached hereto identified as such.

"Prime Rate" means the per annum interest rate publicly announced from time to time by Wachovia in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate.

"Prior Termination Date" is defined in Section 2.21(b).

"Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

"Pro Rata Share" means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender's Commitment and the denominator of which is the Aggregate Commitment (or, if the Commitments have been terminated, a portion equal to a fraction (i) the numerator of which is equal to the sum of (A) the principal amount of such Lender's Loans, (B) such Lender's (other than the Swingline Lender's) participation interest in the Swingline Loans, and (C) such Lender's participation interest in the LC Obligations, and (ii) the denominator of which is equal to the sum of (A) the aggregate principal amount of all Loans and (B) all LC Obligations).

"Purchasers" is defined in Section 12.3(a).

"Rate Management Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

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"Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or the Parent which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

"Refunded Swingline Loans" is defined in Section 2.7(c).

"Register" is defined in Section 12.3(c).

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

"Reimbursement Obligations" means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.18 to reimburse the LC Issuers for amounts paid by the LC Issuers in respect of any one or more drawings under Facility LCs.

"Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

"Reports" is defined in Section 9.6.

"Required Lenders" means Lenders in the aggregate having at least a majority of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least a majority of the Aggregate Outstanding Credit Exposure.

"Reserve Requirement" means, with respect to an Interest Period, the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves), which is imposed under Regulation D on Eurocurrency liabilities or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

"Revolving Loans" is defined in Section 2.1(a).

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"Revolving Note" means a promissory note issued at the request of a Lender pursuant to Section 2.12(d), in substantially the form of Exhibit E-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Loans made by such Lender.

"Risk-Based Capital Guidelines" is defined in Section 3.2.

"S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

"Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

"Sanctioned Country" means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/, or as otherwise published from time to time.

"Sanctioned Person" means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

"Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

"Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

"Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as of the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

"Swingline Borrowing Notice" is defined in Section 2.7(b).

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"Swingline Commitment" shall mean $30,000,000 or, if less, the Aggregate Commitment at the time of determination, as such amount may be reduced.

"Swingline Lender" shall mean Wachovia in its capacity as maker of Swingline Loans, and its successors in such capacity.

"Swingline Loans" is defined in Section 2.1(c).

"Swingline Note" means a promissory note issued at the request of the Swingline Lender pursuant to Section 2.12(d), in substantially the form of Exhibit E-2 hereto, evidencing the aggregate indebtedness of the Borrower to the Swingline Lender resulting from Swingline Loans made by the Swingline Lender.

"Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

"Transferee" is defined in Section 12.4.

"Type" is defined in Section 2.3.

"Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

"Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

"Unutilized Swingline Commitment" means, with respect to the Swingline Lender at any time, the Swingline Commitment at such time less the aggregate principal amount of all Swingline Loans that are outstanding at such time.

"Wachovia" means Wachovia Bank, National Association, and its successors and assigns.

"Wachovia Fee Letter" means the letter agreement, dated March 15, 2007, among Borrower, the Parent, Wachovia and Wachovia Capital Markets, LLC.

"Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

1.2              Other Interpretive Provisions.

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(a)                The meanings of defined terms are equally applicable to the singular and plural forms of such terms.

(b)               Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)                The terms "including," "includes" and "include" shall be deemed to be followed by the phrase "without limitation."

(d)               In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

(e)                Unless otherwise expressly specified, all references herein to a particular time shall mean Charlotte, North Carolina time.

(f)                 Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement), other contractual instruments and organizational documents shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

(g)                All references to the Lenders or any of them shall be deemed to include the LC Issuers unless specifically provided otherwise or unless the context otherwise requires.

ARTICLE 2

THE CREDITS

2.1              Commitments.

(a)                From and including the Closing Date to but excluding the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to  make loans to the Borrower (each such loan, a "Revolving Loan" and collectively, the "Revolving Loans") in an amount equal to its Pro Rata Share of all Revolving Loans requested by the Borrower, provided that after giving effect to the making of each Revolving Loan (and to any concurrent repayment of Swingline Loans with proceeds of Revolving Loans made pursuant to such Advance), such Lender's Outstanding Credit Exposure shall not exceed its Commitment.  Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Facility Termination Date.

(b)               From and including the Closing Date to but excluding the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to  participate in Facility LCs issued upon the request of the Borrower, provided that after giving effect to the issuance of each such Facility LC, such Lender's Outstanding Credit Exposure shall not exceed its Commitment.  The LC Issuers will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.18.

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(c)                From and including the Closing Date to but excluding the Facility Termination Date, the Swingline Lender agrees, on the terms and conditions hereinafter set forth, to make loans to the Borrower (each, a "Swingline Loan," and collectively, the "Swingline Loans"), in an aggregate principal amount at any time outstanding not exceeding the Swingline Commitment.  Swingline Loans may be made even if the Swingline Lender's Outstanding Credit Exposure would exceed its Commitment at such time, but provided that no Advance of Swingline Loans shall be made if, immediately after giving effect thereto, the Aggregate Outstanding Credit Exposure would exceed the Aggregate Commitments at such time.  Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay (including by means of a Borrowing of Revolving Loans pursuant to Section 2.7(c)) and reborrow Swingline Loans at any time prior to the Facility Termination Date, provided that the Borrower may not borrow Swingline Loans the proceeds of which are used to repay outstanding Swingline Loans.

2.2              Required Payments; Termination.

(a)                Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower shall repay to the Lenders the aggregate outstanding principal amount of each Revolving Loan on the Facility Termination Date.

(b)               Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower shall repay to the Swingline Lender the aggregate outstanding principal amount of each Swingline Loan on the earlier to occur of (i) fourteen (14) days after the Borrowing Date of each such Swingline Loan, and (ii) the Facility Termination Date.

(c)                Notwithstanding anything to the contrary herein, the Aggregate Outstanding Credit Exposure and all unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.3              Types of Advances; Minimum Amount of Each Advance.  The Revolving Loans may be Floating Rate Advances or Eurodollar Advances (each, a "Type" of Advance), or a combination thereof, selected by the Borrower in accordance with Sections 2.7 and 2.8.  Each Eurodollar Advance shall be in the amount of $5,000,000 or a higher integral multiple of $100,000, and each Floating Rate Advance shall be in the amount of $5,000,000 or a higher integral multiple of $100,000, provided that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.  The Swingline Loans shall be made and maintained as LIBOR Market Index Rate Advances at all times.

2.4              Fees.  In addition to certain fees described in Section 2.18(d):

(a)                The Borrower agrees to pay to the Administrative Agent for the account of each Lender an upfront fee in an amount agreed to in the Wachovia Fee Letter, payable on the date of execution of this Agreement.

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(b)               The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a facility fee at a percentage rate per annum applicable at such time as set forth in the Pricing Schedule on the average daily Aggregate Commitment from the date hereof to the Facility Termination Date (and, if applicable, thereafter on the Aggregate Outstanding Credit Exposure until no Credit Extensions remain outstanding), payable in arrears on each Payment Date hereafter and on the Facility Termination Date (and, if applicable, thereafter on demand).

(c)                The Borrower shall pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share, a utilization fee equal to the percentage rate per annum applicable at such time as set forth in the Pricing Schedule times the aggregate outstanding amount of Revolving Loans on each day that the Aggregate Outstanding Credit Exposure exceeds 50% of the Aggregate Commitments then in effect (or, if terminated, in effect immediately prior to such termination).  The utilization fee shall be due and payable in arrears on each Payment Date hereafter and on the Facility Termination Date (and, if applicable, thereafter on demand).

(d)               The Borrower shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.5              Reduction or Termination of Aggregate Commitment.  The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $10,000,000, upon at least five (5) Business Days' written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure.  All accrued facility fees and utilization fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

2.6              Optional Principal Payments.  The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances or, in an aggregate amount of $5,000,000 or a higher integral multiple of $100,000, any portion of the outstanding Floating Rate Advances upon one (1) Business Day's prior notice to the Administrative Agent.  The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances or, in an aggregate amount of $5,000,000 or a higher integral multiple of $100,000, any portion of the outstanding Eurodollar Advances upon three (3) Business Days' prior notice to the Administrative Agent.

2.7              Requesting Advances.

(a)                In order to obtain an Advance (other than (x) Advances of Swingline Loans, which shall be made pursuant to Section 2.7(b), (y) Advances for the purpose of repaying Refunded Swingline Loans, which shall be made pursuant to Section 2.7(c), or (z) conversions of outstanding Revolving Loans made pursuant to Section 2.8), the Borrower shall give the Administrative Agent irrevocable notice (a "Borrowing Notice") not later than 11:00 a.m. at least one (1) Business Day before the Borrowing Date of each Floating Rate Advance and three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)                  the Borrowing Date, which shall be a Business Day, of such Advance,

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(ii)                the aggregate amount of such Advance,

(iii)               the Type of Advance selected, and

(iv)              in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 1:00 p.m. on each Borrowing Date, each Lender shall make available its Pro Rata Share of the Revolving Loan or Revolving Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article 13.  The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent's aforesaid address.

(b)               In order to obtain an Advance of a Swingline Loan, the Borrower shall give the Administrative Agent (and the Swingline Lender, if the Swingline Lender is not also the Administrative Agent) irrevocable notice (a "Swingline Borrowing Notice") not later than 11:00 a.m. on the Borrowing Date of each Swingline Loan, specifying the aggregate amount of such Swingline Loan (which shall not be less than $1,000,000 and, if greater, shall be in an integral multiple of $500,000 in excess thereof (or, if less, in the amount of the Unutilized Swingline Commitment)).  Not later than 4:00 p.m. on the Borrowing Date, the Swingline Lender shall make available an amount equal to the amount of the requested Swingline Loan in funds immediately available to the Administrative Agent at its address specified pursuant to Article 13.  The Administrative Agent will make the funds so received from the Swingline Lender available to the Borrower at the Administrative Agent's aforesaid address.

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(c)                With respect to any outstanding Swingline Loans, the Swingline Lender may at any time (whether or not an Event of Default has occurred and is continuing) in its sole and absolute discretion, and is hereby authorized and empowered by the Borrower to, cause an Advance of Revolving Loans to be made for the purpose of repaying such Swingline Loans by delivering to the Administrative Agent (if the Administrative Agent is not also the Swingline Lender) and each other Lender (on behalf of, and with a copy to, the Borrower), not later than 11:00 a.m. on the day of the proposed Borrowing Date therefor, a notice (which shall be deemed to be a Borrowing Notice given by the Borrower) requesting the Lenders to make Revolving Loans (which shall be made initially as Floating Rate Advances) on the Borrowing Date in an aggregate amount equal to the amount of such Swingline Loans (the "Refunded Swingline Loans") outstanding on the date such notice is given that the Swingline Lender requests to be repaid.  Not later than 1:00 p.m. on the requested Borrowing Date, each Lender (other than the Swingline Lender) shall make available its Pro Rata Share of the Refunded Swingline Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article 13.  To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent, which shall apply such amounts in repayment of the Refunded Swingline Loans.  Notwithstanding any provision of this Agreement to the contrary, on the relevant Borrowing Date, the Refunded Swingline Loans shall be deemed to be repaid with the proceeds of the Revolving Loans made as provided above (including a Revolving Loan deemed to have been made by the Swingline Lender), and such Refunded Swingline Loans deemed to be so repaid shall no longer be outstanding as Swingline Loans but shall be outstanding as Revolving Loans.  If any portion of any such amount repaid (or deemed to be repaid) to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in any bankruptcy, insolvency or similar proceeding or otherwise, the loss of the amount so recovered shall be shared ratably among all the Lenders in the manner contemplated by Section 11.2.

(d)               If, as a result of any bankruptcy, insolvency or similar proceeding with respect to the Borrower, Revolving Loans are not made pursuant to Section 2.7(c) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans, or if the Swingline Lender is otherwise precluded for any reason from giving a notice on behalf of the Borrower as provided for hereinabove, the Swingline Lender shall be deemed to have sold without recourse, representation or warranty, and each Lender shall be deemed to have purchased and hereby agrees to purchase, a participation in such outstanding Swingline Loans in an amount equal to its Pro Rata Share of the unpaid amount thereof together with accrued interest thereon.  Upon one (1) Business Day's prior notice from the Swingline Lender, each Lender (other than the Swingline Lender) shall make available to the Administrative Agent at its address specified pursuant to Article 13 an amount, in immediately available funds, equal to its respective participation.  To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent.  In the event any such Lender fails to make available to the Administrative Agent the amount of such Lender's participation as provided in this Section 2.7(d), the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date such amount is required to be made available for the account of the Swingline Lender until the date such amount is made available to the Swingline Lender at the Federal Funds Effective Rate for the first three (3) Business Days and thereafter at the Floating Rate applicable to Revolving Loans.  Promptly following its receipt of any payment by or on behalf of the Borrower in respect of a Swingline Loan, the Swingline Lender will pay to each Lender that has acquired a participation therein such Lender's Pro Rata Share of such payment in accordance with Section 2.11.

(e)               Notwithstanding any provision of this Agreement to the contrary, the obligation of each Lender (other than the Swingline Lender) to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to Section 2.7(c) and each such Lender's obligation to purchase a participation in any unpaid Swingline Loans pursuant to Section 2.7(d) shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Administrative Agent, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default or Event of Default, or (iii) the failure of the amount of such Advance of Revolving Loans to meet the minimum Borrowing amount specified in Section 2.3.

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2.8               Conversion and Continuation of Outstanding Advances.  Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.8 or are repaid in accordance with Section 2.6.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.6 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period.  Subject to Section 2.3, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance.  The Borrower shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:

(i)                  the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)                the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)               the amount of such Advance, which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.9              Changes in Interest Rate, etc.  Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such Floating Rate Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.8, to the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.8, at a rate per annum equal to the Floating Rate for such day.  Changes in the rate of interest on that portion of any Revolving Loan maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.

(b)               Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.7 and 2.8 and otherwise in accordance with the terms hereof.  No Interest Period may end after the Facility Termination Date.

(c)                Each LIBOR Market Index Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such LIBOR Market Index Rate Advance is made to the date it is paid at a rate per annum equal to the LIBOR Market Index Rate for such day.

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2.10               Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Sections 2.7, 2.8 or 2.9, during the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower, declare that no Advance may be made as, converted into or continued as a Eurodollar Advance.  During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower, declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum (iii) each LIBOR Market Index Rate Advance shall bear interest at a rate per annum equal to the LIBOR Market Index Rate in effect from time to time plus 2% per annum, and (iv) the LC Fee shall be increased by 2% per annum, provided that during the continuance of a Default under Sections 7(g) or 7(h), the interest rates set forth in clauses (i), (ii) and (iii) above and the increase in the LC Fee set forth in clause (iv) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

2.11             Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article 13, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 noon (local time) on the date when due and shall (except for payments of Reimbursement Obligations for which the applicable LC Issuer has not received payments from the Lenders or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article 13 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.  The Administrative Agent is hereby authorized to charge any account of the Borrower maintained with Wachovia for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder.  Each reference to the Administrative Agent in this Section 2.11 shall also be deemed to refer, and shall apply equally, (i) to the Swingline Lender, in the case of payments required to be made by the Borrower to the Swingline Lender and (ii) to the applicable LC Issuer, in the case of payments required to be made by the Borrower to such LC Issuer.

2.12          Noteless Agreement; Evidence of Indebtedness.

(a)                Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)               The Administrative Agent shall also maintain the Register pursuant to Section 12.3(c) and subaccounts for each Lender in which (taken together) it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

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(c)                The entries maintained in the accounts, Register and subaccounts maintained pursuant to Sections 2.12(a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts, such Register or such subaccount, as applicable, or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)               The Loans made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced (i) in the case of Revolving Loans, by a Revolving Note, and (ii) in the case of the Swingline Loans, by a Swingline Note, in each case appropriately completed and executed by the Borrower and payable to the order of such Lender.  Each Note shall be entitled to all of the benefits of this Agreement and the other Loan Documents and shall be subject to the provisions hereof and thereof.

2.13          Telephonic Notices.  The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices, Swingline Borrowing Notices and Conversion/Continuation Notices to be given telephonically.  The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.14          Interest Payment Dates; Interest and Fee Basis.

(a)                Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which such Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at the Facility Termination Date.  Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion.

(b)               Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at the Facility Termination Date.  Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.

(c)                Interest accrued on each LIBOR Market Rate Advance shall be payable on any date on which such LIBOR Market Rate Advance is paid in full, whether due to acceleration or otherwise, and on the date such LIBOR Market Index Rate Advance shall become due and payable pursuant to Section 2.2(b).

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(d)               Interest on Floating Rate Advances bearing interest at the Prime Rate shall be calculated for actual days elapsed on the basis of a 365, or when appropriate, 366 day year.  All other interest and all fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (local time) at the place of payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (except for interest payments in respect of Eurodollar Advances whose Interest Period ends on a day which is not a Business Day, and the next succeeding Business Day falls in a new calendar month, in which case interest accrued on such Eurodollar Advance shall be payable on the immediately preceding Business Day) and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.15          Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice (including Borrowing Notices received from the Swingline Lender in accordance with Section 2.7(c)), Swingline Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder.  Promptly after notice from any LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder.  The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance and each LIBOR Market Index Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.16          Lending Installations.  Each Lender may book its Loans, its participations in any outstanding Swingline Loans, and its participation in any LC Obligations and any LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or such LC Issuer, as the case may be, and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in outstanding Swingline Loans, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or each LC Issuer, as the case may be, for the benefit of any such Lending Installation.  Each Lender and each LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article 13, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

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2.17              Non-Receipt of Funds by the Administrative Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.18          Facility LCs.

(a)                Issuance.  Each LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit (each, a "Facility LC") and to renew, extend, increase, decrease or otherwise modify each Facility LC ("Modify," and each such action a "Modification"), from time to time from the Closing Date and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment.  No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance (the "Facility LC Maturity Date"), provided that any Facility LC with a one-year tenor may provide for the renewal thereof for additional one-year periods (but in no event beyond the date referred to in clause (x) above).

(b)               Participations.  Upon the issuance or Modification by any LC Issuer of a Facility LC in accordance with this Section 2.18, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer without recourse or warranty, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.  Notwithstanding anything herein to the contrary, effective upon any Commitment Increase pursuant to Section 2.20, each Lender's participation in any Facility LC outstanding on such date shall be adjusted to reflect its Pro Rata Share after giving effect to such increase.

(c)                Notice.  Subject to Section 2.18(a), the Borrower shall give the applicable LC Issuer notice prior to 11:00 a.m. at least three (3) Business Days (or such shorter period as is acceptable to the LC Issuer in any given case) prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby.  Upon receipt of such notice, the applicable LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender's participation in such proposed Facility LC.  The issuance or Modification by any LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article 4 (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to such LC Issuer, acting reasonably, and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as such LC Issuer shall have reasonably requested (each, a "Facility LC Application").  In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

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(d)               LC Fees.  The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC issued hereunder, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Advances in effect from time to time on the average daily undrawn stated amount under such standby Facility LC, such fee to be payable in arrears on each Payment Date (each such fee described in this sentence an "LC Fee").  The Borrower shall also pay to the applicable LC Issuer for its own account (x) a fronting fee at a per annum rate of 0.125% on the average daily undrawn stated amount under each Facility LC issued hereunder, such fee to be payable in arrears on each Payment Date, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the applicable LC Issuer's standard schedule for such charges as in effect from time to time.

(e)                Administration; Reimbursement by Lenders.  Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the applicable LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the "LC Payment Date").  The responsibility of such LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC.  Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by such LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or Unmatured Default or any condition precedent whatsoever, to reimburse such LC Issuer on demand for (i) such Lender's Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.18(f) below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of such LC Issuer's demand for such reimbursement (or, if such demand is made after 12:00 noon on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three (3) days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

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(f)                 Reimbursement by Borrower.  The Borrower shall be irrevocably and unconditionally obligated to reimburse any LC Issuer on the applicable LC Payment Date for any amounts to be paid by such LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of such LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) such LC Issuer's failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.  All such amounts paid by such LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date.  The applicable LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.18(e).  Subject to the terms and conditions of this Agreement (including the submission of a Borrowing Notice in compliance with Section 2.7 and the satisfaction of the applicable conditions precedent set forth in Article 4), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

(g)                Obligations Absolute.  The Borrower's obligations under this Section 2.18 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any LC Issuer, any Lender or any beneficiary of a Facility LC.  The Borrower further agrees with the LC Issuers and the Lenders that the LC Issuers and the Lenders shall not be responsible for, and the Borrower's Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, (ii) any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or (iii) any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee.  No LC Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC.  The Borrower agrees that any action taken or omitted by any LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put any LC Issuer or any Lender under any liability to the Borrower.  Nothing in this Section 2.18(g) is intended to limit the right of the Borrower to make a claim against any LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.18(f).

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(h)                Actions of LC Issuer.  Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer.  Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Notwithstanding any other provision of this Section 2.18, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

(i)                  Indemnification.  The Borrower hereby agrees to indemnify and hold harmless each Lender, each LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, such LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, such LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including any claims, damages, losses, liabilities, costs or expenses which such LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to such LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of such LC Issuer issuing any Facility LC which specifies that the term "Beneficiary" included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, any LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of such LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) such LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.  Nothing in this Section 2.18(i) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

(j)                 Lenders' Indemnification.  Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify each LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct or such LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.18 or any action taken or omitted by such indemnitees hereunder.

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(k)               Facility LC Collateral Account.  The Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders when a Default exists and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to any LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the "Facility LC Collateral Account") at the Administrative Agent's office at the address specified pursuant to Article 13, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1.  The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuers, a security interest in all of the Borrower's right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations (it being understood that the Borrower shall have no obligation, and the Administrative Agent shall have no right, to deposit any funds into the Facility LC Collateral Account except during the existence of a Default).  The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Wachovia having a maturity not exceeding thirty (30) days.  Nothing in this Section 2.18(k) shall either require the Borrower to deposit any funds in the Facility LC Collateral Account or obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account, in each case other than as required by Section 8.1.

(l)                  Rights as a Lender.  In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.

2.19          Replacement of Lender.  If the Borrower is required pursuant to Sections 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender's obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an "Affected Lender"), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations (excluding the amounts payable by the Borrower pursuant to clause (ii) of this proviso) due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including payments due to such Affected Lender under Sections 3.1, 3.2 or 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

2.20          Increase in Commitments.

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(a)                The Borrower shall have the right at any time and from time to time after the Closing Date and prior to the date that is thirty (30) days prior to the Facility Termination Date to increase the Aggregate Commitment (each such proposed increased being a "Commitment Increase"), either by having a Lender increase its Commitment then in effect (each an "Increasing Lender") or by adding as a Lender with a new Commitment hereunder a Person which is not then a Lender (each an "Assuming Lender"), in each case with the approval of the Administrative Agent (such approval not to be unreasonably withheld), which notice shall specify the name of each Increasing Lender and/or Assuming Lender, as applicable, the amount of the Commitment Increase and the portion thereof being assumed by each such Increasing Lender or Assuming Lender, and the date on which such increase is to be effective (the "Commitment Increase Date"), which shall be a Business Day at least three (3) Business Days after delivery of such notice; provided that no Lender shall have any obligation hereunder to become an Increasing Lender and any election to do so shall be in the sole discretion of each Lender; provided further that: (i) any such request for a Commitment Increase shall be in a minimum amount of $25,000,000 or a higher integral multiple of $1,000,000; (ii) immediately after giving effect to any Commitment Increase, the Aggregate Commitment shall not exceed $450,000,000; (iii) no Default or Unmatured Default shall have occurred and be continuing on the applicable Commitment Increase Date or shall result from any Commitment Increase; and (iv) the representations and warranties contained in Article 5 (other than in Section 5.5) shall be true on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specified date, as of such specific date).

(b)               Each Commitment Increase (and the increase of the Commitment of each Increasing Lender and/or the new Commitment of each Assuming Lender, as applicable, resulting therefrom) shall become effective as of the Commitment Increase Date; provided that: (i) the Administrative Agent shall have received on or prior to 10:00 a.m. on such Commitment Increase Date a certificate of an Authorized Officer stating that each of the applicable conditions to such Commitment Increase set forth in Section 2.20(a) has been satisfied and attaching the resolutions adopted by the Borrower approving or consenting to such Commitment Increase; (ii) with respect to each Assuming Lender, the Administrative Agent shall have received, on or prior to 10:00 a.m. on such Commitment Increase Date, a Joinder Agreement among the Assuming Lender, the Borrower and the Administrative Agent; and (iii) each Increasing Lender shall have delivered to the Administrative Agent, on or prior to 10:00 a.m. on such Commitment Increase Date, confirmation in writing satisfactory to the Administrative Agent as to its increased Commitment, with a copy of such confirmation to the Borrower.

(c)                On each Commitment Increase Date upon such time as the applicable conditions set forth in Section 2.20(a) and 2.20(b) have been satisfied, the Borrower shall (i) prepay the then outstanding Advances (if any) in full prior to giving effect to such Commitment Increase, (ii) if the Borrower shall so request, request new Advances from the Lenders (including any Assuming Lender) in an aggregate amount at least equal to such prepayment, so that, after giving effect thereto, the Advances are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment Increase) and (iii) pay to the Lenders any funding indemnification amounts required by Section 3.4.

2.21          Extension of Facility Termination Date.

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(a)                So long as no Unmatured Default or Default has occurred and is continuing and subject to the conditions set forth in Section 2.21(c), the Borrower may, no earlier than sixty (60) days and no later than thirty (30) days prior to each anniversary of the Closing Date (such anniversary, an "Extension Date") request through written notice to the Administrative Agent (the "Extension Notice"), that the Lenders extend the then existing Facility Termination Date for an additional one-year period.  Each Lender, acting in its sole discretion, shall, by notice to the Administrative Agent no later than the applicable Extension Date (except in the year in which the then existing Facility Termination Date shall occur, in which case such written notice shall be delivered by the Lenders no later than fifteen (15) days prior to the then existing Facility Termination Date) (such date, the "Consent Date"), advise the Administrative Agent in writing of its desire to extend (any such Lender, a "Consenting Lender") or not to so extend (any such Lender, a "Non-Consenting Lender") such date.  Any Lender that does not advise the Administrative Agent by the Consent Date shall be deemed to be a Non-Consenting Lender.  No Lender shall be under any obligation or commitment to extend the then existing Facility Termination Date.  The election of any Lender to agree to such extension shall not obligate any other Lender to agree to such extension.

(b)               If Lenders holding Commitments that aggregate more than 50% of the Aggregate Commitments on the Consent Date shall have agreed to such extension, then the then existing Facility Termination Date applicable to the Consenting Lenders shall be extended to the date that is one (1) year after the then existing Facility Termination Date.  All Advances of each Non-Consenting Lender shall be subject to the then existing Facility Termination Date, without giving effect to such extension (such date, the "Prior Termination Date").  In the event of an extension of the then existing Facility Termination Date pursuant to this Section 2.21, the Borrower shall have the right, at its own expense, to solicit commitments from existing Lenders and/or other banks or financial institutions reasonably acceptable to the Administrative Agent and the LC Issuing Bank (each, an "Eligible Replacement Lender") to replace the Commitment of any Non-Consenting Lenders for the remaining duration of this Agreement.  Any Eligible Replacement Lender (if not already a Lender hereunder) shall become a party to this Agreement as a Lender by delivering an executed Joinder Agreement to the Administrative Agent and the Borrower.  The Commitment of each Non-Consenting Lender shall terminate on the Prior Termination Date, all Advances and other amounts payable hereunder to such Non-Consenting Lenders shall be subject to the Prior Termination Date and, to the extent such Non-Consenting Lender's Commitment is not replaced as provided above, the Commitments hereunder shall be reduced by the amount of the Commitment of each such Non-Consenting Lender so terminated on the Prior Termination Date.  Notwithstanding anything to the contrary in this Section 2.21, the Facility Termination Date shall not be extended unless the aggregate Commitments of the Consenting Lenders and any Eligible Replacement Lenders joining this Agreement pursuant to this Section 2.21(b) are greater than or equal to the Aggregate Outstanding Credit Exposure as of each Prior Termination Date.

(c)                An extension of the Facility Termination Date pursuant to this Section 2.21 shall only become effective upon the receipt by the Administrative Agent of a certificate (the statements contained in which shall be true) of a duly authorized officer of the Borrower stating that both before and after giving effect to such extension of the Facility Termination Date (i) no Event of Default has occurred and is continuing and (ii) all representations and warranties contained in Article 5 are true and correct in all material respects on and as of the date such extension is made, except for such representations or warranties which by their terms are made as of a specified date, which shall be true and correct as of such specified date.

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(d)               Effective on and after the Prior Termination Date, (i) each of the Non-Consenting Lenders shall be automatically released from their respective LC Obligations and (ii) the LC Obligations of each Lender (other than the Non-Consenting Lenders) shall be automatically adjusted to equal such Lender's Pro Rata Share of such LC Obligations.

ARTICLE 3

YIELD PROTECTION; TAXES

3.1              Yield Protection.  If, on or after the Closing Date, the adoption of any law or any governmental or quasi governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or any LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)                  subjects any Lender or any applicable Lending Installation or any LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes or to any increased costs from taxes which will be governed exclusively by Section 3.5) to any Lender or any LC Issuer in respect of its Eurodollar Advances, LIBOR Market Index Rate Advances, Facility LCs or participations therein, or

(ii)                imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or any LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)               imposes any other condition the result of which is to increase the cost to any Lender (or any applicable Lending Installation), the Swingline Lender or any LC Issuer of making, funding or maintaining its Eurodollar Advances or LIBOR Market Index Rate Advances, or of issuing and participating in any Swingline Loan or Facility LC, or reduces any amount receivable by any Lender (or any applicable Lending Installation), the Swingline Lender or any LC Issuer in connection with its Eurodollar Advances, LIBOR Market Index Rate Advances, Facility LCs or participations therein, or requires any Lender (or any applicable Lending Installation), Swingline Lender or any LC Issuer to make any payment calculated by reference to the amount of Eurodollar Advances, LIBOR Market Index Rate Advances, Facility LCs or participations therein, held or interest received by it, by an amount deemed material by such Lender, Swingline Lender or LC Issuer, as the case may be,

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and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, Swingline Lender or such LC Issuer, as the case may be, of making or maintaining its Eurodollar Advances or LIBOR Market Index Rate Advances, or of issuing or participating in Swingline Loans or Facility LCs, or to reduce the return received by such Lender or applicable Lending Installation, Swingline Lender or such LC Issuer, as the case may be, in connection with such Eurodollar Advances, LIBOR Market Index Rate Advances, Facility LCs or participations therein, then, within fifteen (15) days of demand by such Lender, Swingline Lender or LC Issuer, as the case may be, the Borrower shall pay such Lender, Swingline Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender, Swingline Lender or LC Issuer for such increased cost or reduction in amount received.

3.2              Changes in Capital Adequacy Regulations.  If a Lender, Swingline Lender or any LC Issuer determines the amount of capital required or expected to be maintained by such Lender, Swingline Lender or such LC Issuer, any Lending Installation of such Lender, Swingline Lender or such LC Issuer, or any corporation controlling such Lender, Swingline Lender or such LC Issuer is increased as a result of a Change, then, within fifteen (15) days of demand by such Lender, Swingline Lender or such LC Issuer, the Borrower shall pay such Lender, Swingline Lender or such LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender, Swingline Lender or such LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Swingline Loans and Facility LCs, as the case may be, hereunder (after taking into account such Lender's, Swingline Lender's or LC Issuer's policies as to capital adequacy).  "Change" means (i) any change after the Closing Date in the Risk-Based Capital Guidelines, or (ii) any adoption of or change in any other law, governmental or quasi governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital required or expected to be maintained by any Lender, Swingline Lender or any LC Issuer or any Lending Installation or any corporation controlling any Lender, Swingline Lender or any LC Issuer.  "Risk-Based Capital Guidelines" means (i) the risk based capital guidelines in effect in the United States on the Closing Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the Closing Date.

3.3              Availability of Types of Advances.  If any Lender determines that maintenance of its Eurodollar Advances at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4              Funding Indemnification.  If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

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3.5              Taxes.

(a)                All payments by the Borrower to or for the account of any Lender, any LC Issuer or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, such LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(b)               In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

(c)                The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses, provided that the Administrative Agent and the Lenders shall use best efforts to avoid incurrence of the same) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.

(d)               Each Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non−U.S. Lender") that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

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Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non−U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Non−U.S. Lender is legally entitled to do so), whichever of the following is applicable:

(i)                  duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)                duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)               duly completed copies of Internal Revenue Service Form W-8IMY,

(iv)              with respect to clauses (i) - (iii), any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder,

(v)                in the case of a Non−U.S. Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, (x) a certificate to the effect that such Non−U.S. Lender is not (A) a "bank" for purposes of section 881(c) of the Code, (B) a "10-percent shareholder" (within the meaning of section 871(h)(3)(B) of the Code) of the Borrower (or any Affiliate thereof) and (C) a "controlled foreign corporation" related to the Borrower or any Affiliate thereof (within the meaning of section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Borrower in the event any of the above representations are no longer accurate and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(vi)              any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(e)                For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to Section 3.5(d) (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided) or Section 3.5(f), such Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under Section 3.5(d), the Borrower shall take such commercially-reasonable steps (at the cost of the Non-U.S. Lender) as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

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(f)                 Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g)                If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) and the Borrower shall have no liability pursuant to this Agreement to the Administrative Agent with respect to such amounts.  The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.

(h)                Any Lender or Administrative Agent claiming any indemnity payment or additional payment amounts payable pursuant to this Section 3.5 shall use reasonable efforts (consistent with legal and regulatory restrictions and at the cost of the Borrower) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change (1) would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, (2) would not require such Lender or the Agent to disclose any information such Lender or the Administrative Agent deems confidential and (3) would not subject such Lender or the Administrative Agent to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Administrative Agent.

(i)               Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date of this Agreement, which will entitle such Lender to compensation pursuant to this Section 3.5; provided that (i) if any Lender fails to give such notice within 180 days after it obtains actual knowledge of such event (or, in the exercise of ordinary due diligence, should  have obtained actual knowledge thereof), such Lender shall only be entitled to payments under this Section 3.5 for costs incurred from and after the date 180 days prior to the date that such Lender does give such notice.

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3.6               Alternate Lending Installation; Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Advances to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 3.1, 3.2, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurodollar Advance shall be calculated as though each Lender funded its Eurodollar Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Revolving Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE 4

CONDITIONS PRECEDENT

4.1              Initial Credit Extension.  The Lenders and the LC Issuers shall not be required to make an initial Credit Extension hereunder unless the Borrower has furnished to the Administrative Agent sufficient copies for the Lenders of:

(i)                  Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

(ii)                Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its bylaws and of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents.

(iii)               An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(iv)              A certificate, signed by an Authorized Officer, stating that on the initial Credit Extension Date no Default or Unmatured Default has occurred and is continuing.

(v)                A written opinion of the Borrower's counsel, addressed to the Administrative Agent, the Lenders, and the LC Issuers, dated as of the Closing Date, in substantially the form of Exhibit A.

(vi)              Any Notes requested by a Lender pursuant to Section 2.12 payable to the order of each such requesting Lender.

(vii)             Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(viii)             Such other documents as any Lender or its counsel may have reasonably requested.

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4.2               Each Credit Extension.  The obligation of each Lender to make any Credit Extension hereunder, including the initial Credit Extension (but excluding Revolving Loans made for the purpose of repaying Refunded Swingline Loans pursuant to Section 2.7(c) or for the purpose of paying unpaid reimbursement obligations of the Borrower pursuant to Section 2.18(e)), is subject to the satisfaction of the following conditions precedent on the applicable Credit Extension Date:

(i)           No Default or Unmatured Default exists.

(ii)              The representations and warranties contained in Article 5 (other than, after the Closing Date, in Section 5.5) are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(iiii)                All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.

Each Borrowing Notice, Swingline Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.  Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making a Credit Extension.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1              Existence and Standing.  Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.2              Authorization and Validity.  The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder.  The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

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5.3               No Conflict; Government Consent.  Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate, except to the extent that such violation, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, bylaws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4              Financial Statements.  The December 31, 2006 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with the Agreement Accounting Principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5              Material Adverse Change.  Since December 31, 2006, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6              Taxes.  The Borrower and its Subsidiaries have filed all material United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles.  No tax liens have been filed and no claims are being asserted with respect to any such taxes claimed to be due and payable that would, if adversely determined, have a Material Adverse Effect.  The charges, accruals and reserves for taxes on the books of the Borrower and its Subsidiaries (to the extent in excess of $5,000,000) are adequate under Agreement Accounting Principles.  Notwithstanding any provision in this Agreement to the contrary, the only representations and warranties made by the Borrower with respect to matters relating to taxes shall be the representations and warranties set forth in this Section Error! Reference source not found., and this Agreement shall not be interpreted in any manner that is contrary hereto.

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5.7               Litigation and Contingent Obligations.  Except as set forth in the most recent consolidated financial statements provided to the Administrative Agent pursuant to Section 5.4 or Section 6.1, respectively, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.  Other than any liability incident to any litigation, arbitration or proceeding, which, if decided adversely, would not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent liabilities or obligations not provided for or disclosed in the most recent consolidated financial statements provided to the Administrative Agent pursuant to Section 5.4 or Section 6.1, respectively.

5.8              Subsidiaries.  Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries.  All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and nonassessable.

5.9              ERISA.  The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $75,000,000.  Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $25,000,000 in the aggregate.  Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.10             Accuracy of Information.  No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent, the Joint Lead Arrangers or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11              Regulation U.  Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

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5.12               Material Agreements.  Except as set forth in Schedule 5.12, neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction (a) which either prohibits or restricts the ability of any Subsidiary of Borrower to declare or pay dividends to the Borrower, or (b) which could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Material Indebtedness, which default could reasonably be expected to have a Material Adverse Effect.

5.13          Compliance With Laws.  The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14          Ownership of Properties.  Except as set forth on Schedule 5.14, as of the Closing Date, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.11, to all of the Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries.

5.15          Plan Assets; Prohibited Transactions.  The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16          Environmental Matters.  In the ordinary course of its business, the Borrower considers the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates potential risks and liabilities accruing to the Borrower due to Environmental Laws.  On the basis of this consideration, the Borrower has concluded that the potential risks and liabilities accruing to the Borrower due to Environmental Laws could not reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17          Investment Company Act.  The Borrower is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940.

5.18          OFAC; PATRIOT Act.

(a)                Neither the Borrower or any of its Subsidiaries is a Sanctioned Person or does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC.

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(b)               Each of the Borrower and its Subsidiaries is in compliance in all material respects with the PATRIOT Act.  No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE 6

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1              Financial Reporting.  The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with the Agreement Accounting Principles, and furnish to the Administrative Agent in sufficient copies for each of the Lenders:

(i)                  Within one hundred twenty (120) days after the close of each of its fiscal years (or, if earlier, within thirty (30) days after the Borrower is required to file its Annual Report on Form 10-K with the Securities and Exchange Commission for such fiscal year), an unqualified (except for qualifications relating to changes in Agreement Accounting Principles or practices reflecting changes in Agreement Accounting Principles and required or approved by the Borrower's independent certified public accountants) audit report certified by independent certified public accountants reasonably acceptable to the Lenders, prepared in accordance with the Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows.  Delivery by the Borrower to the Administrative Agent of copies of the Parent's Annual Report on Form 10-K filed with the Securities and Exchange Commission for any year shall satisfy the Borrower's obligation under this clause (i) with respect to such year.

(ii)                Within sixty (60) days after the close of the first three quarterly period of each of its fiscal years (or, if earlier, within fifteen (15) days after the Borrower is required to file its Quarterly Report on Form 10-Q for with the Securities and Exchange Commission for such period), consolidated and consolidating unaudited balance sheets as at the close of each the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by an Authorized Officer.  Delivery by the Borrower to the Administrative Agent of copies of the Borrower's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for any quarter shall satisfy the Borrower's obligation under the clause (ii) with respect to such quarter.

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(iii)               Together with the financial statements required under Sections 6.1(i) and (ii), (A) a compliance certificate in substantially the form of Exhibit B signed by an Authorized Officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (B) a calculation of the Indebtedness secured by Liens permitted under Section 6.11(xiii) in such form as is reasonably satisfactory to the Administrative Agent.

(iv)              As soon as possible and in any event within ten (10) days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by an Authorized Officer, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

(v)                As soon as possible and in any event within ten (10) days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(vi)              Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements and reports so furnished.

(vii)             Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(viii)           Such other information (including nonfinancial information) as the Administrative Agent or any Lender may from time to time reasonably request.

6.2              Use of Proceeds.  The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes and commercial paper back-up.

6.3              Notice of Default, etc.  The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of (i) any Default or Unmatured Default and (ii) the commencement of or any ruling in any litigation, or any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

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6.4               Conduct of Business.  The Borrower will, and will cause each Material Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5              Taxes.  The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

6.6              Insurance.  The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7             Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including all Environmental Laws.

6.8              Maintenance of Properties.  The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9              Inspection.  The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate.

6.10              Merger and Sale of Assets.  Without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld), the Borrower will not, nor will it permit any Material Subsidiary to, merge or consolidate with or into any other Person, or sell or otherwise dispose of all or substantially all of its Property to another Person except that (i) a Material Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary, (ii) a Material Subsidiary may dispose of all or substantially all of its Property to the Borrower or a Wholly-Owned Subsidiary, or (iii) the Borrower or any Subsidiary may sell, transfer, contribute, convey or dispose of accounts, general intangibles and/or chattel paper (each as defined in Article 9 of the Uniform Commercial Code) and associated collateral, lockbox and other collection accounts, records and/or proceeds in connection with a Permitted Receivables Securitization.

6.11          Liens.  The Borrower will not, nor will it permit any Material Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any Material Subsidiary, except:

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(i)                  Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books;

(ii)                Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(iii)               Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(iv)              Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries;

(v)                Liens existing on the date hereof and described in Schedule 5.14;

(vi)              Liens on Property of the Borrower or any of its Material Subsidiaries created solely for the purpose of securing Indebtedness incurred to fund the purchase price of Property, provided that no such Lien shall extend to or cover any other Property of the Borrower or its Material Subsidiaries other than the Property so acquired and the original principal amount of the Indebtedness so secured by any such Lien shall not exceed the original purchase price of the Property so acquired;

(vii)             The Lien of the First Mortgage and any Lien described in any deeds or other instruments under which property has been conveyed to the Borrower and to which the Lien of the First Mortgage is expressly made subject;

(viii)           Any Lien existing on any property or asset prior to the Acquisition thereof by the Borrower or any Material Subsidiary provided that the Acquisition is permitted under Section 6.13 and such Lien is not created in contemplation of or in connection with such Acquisition;

(ix)              Liens arising under a Permitted Receivables Securitization;

(x)                Liens arising by operation of law with respect to any deposit, securities and commodity account; provided that (a) the right of the Borrower or the applicable Material Subsidiary to withdraw assets from such account shall not be restricted other than by customary rules of general application (such as restrictions on withdrawals during the time required for a check to clear); and (b) such account is not intended by the Borrower or any Material Subsidiary to provide collateral to the applicable depository institution, securities intermediary or commodities intermediary;

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(xi)              Liens in favor of the Administrative Agent hereunder;

(xii)             Any Lien arising out of the refinancing, extension, or renewal of any Indebtedness secured by any Lien permitted by clause (v) of this Section 6.11; provided that such Indebtedness is not increased and is not secured by any additional assets; and

(xiii)           (A) Liens incurred by the Borrower or the Parent in connection with Rate Management Transactions entered into by either the Borrower or the Parent in the ordinary course of business and not for speculation and in accordance with its established risk management policies, and (B) other Liens incurred by the Borrower or the Parent in the ordinary course of business, provided that the aggregate principal amount of the Indebtedness secured by the Liens permitted under this clause (xiii) shall not exceed $50,000,000 at any one time outstanding.  The "principal amount" of the Indebtedness of the Borrower or the Parent in respect of any Rate Management Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or the Parent would be required to pay if such Rate Management Obligation were terminated at such time of determination.

6.12          Leverage Ratio.  The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Indebtedness to (ii) Consolidated Total Capitalization to be greater than 0.65 to 1.0.

6.13          Investments and Acquisitions.  Without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld), the Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including loans and advances to, and other Investments in, Subsidiaries, or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture), or to make any Acquisition of any Person, except:

(i)                  Cash Equivalent Investments and Investments permitted by the investment policies approved from time to time by the board of directors of the Borrower or the relevant Subsidiary, as applicable;

(ii)                Investments in, and loans and advances to, Subsidiaries existing as of the date hereof and other Investments existing as of the date hereof;

(iii)               Investments by Subsidiaries in securities of the Borrower and Investments by the Borrower and its Subsidiaries in any business trust controlled, directly or indirectly, by the Borrower to the extent such business trust purchases securities of the Borrower;

(iv)              In addition to Investments otherwise permitted hereunder, Investments and Acquisitions related to the energy business of the Borrower and its Subsidiaries made after the date hereof in an aggregate amount not exceeding $750,000,000 at any one time outstanding; and

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(v)                Investments by the Borrower or a Subsidiary in connection with a Permitted Receivables Securitization.

6.14          Subsidiary Dividend Restrictions.  The Borrower will not, nor will it permit any Material Subsidiary to, become a party to any agreement prohibiting or restricting the ability of such Material Subsidiary to declare or pay dividends to the Borrower, except as disclosed in Schedule 5.12, other than prohibitions or restrictions in connection with a Permitted Receivables Securitization.

6.15          Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate that is not a Subsidiary except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.16          OFAC, PATRIOT Act Compliance.  The Borrower will, and will cause each of its Subsidiaries to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

ARTICLE 7

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

(a)                Any representation or warranty made (or deemed made pursuant to Section 4.2) by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any report, certificate, financial statement or other information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect when so made, deemed made or delivered.

(b)               Nonpayment of principal of any Loan when due; nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due; or nonpayment of interest on any Loan, any fee payable by the Borrower hereunder or any other obligation under any of the Loan Documents within five (5) days after the same becomes due.

(c)                The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.3(i) (and (i) in the case of failure to deliver notice of a Default arising under Section 7(d), five (5) days shall have elapsed after an Authorized Officer obtained knowledge of such Default and (ii) in the case of failure to deliver notice of a Default arising under Section 7(e), twenty (20) days shall have elapsed after an Authorized Officer obtained knowledge of such Default), 6.10, 6.11, 6.12 or 6.13.

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(d)               The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article 7) of any of the terms or provisions of Section 6.9 or 6.14 which is not remedied within five (5) days after written notice from the Administrative Agent or any Lender.

(e)                The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article 7) of any of the terms or provisions of this Agreement which is not remedied within twenty (20) days after written notice from the Administrative Agent or any Lender.

(f)                 Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

(g)                The Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7(g) or (vi) fail to contest in good faith any appointment or proceeding described in Section 7(h).

(h)                Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Material Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7(g) shall be instituted against the Borrower or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

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(i)                  Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each, a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion; provided that the term "Condemnation" shall not include any voluntary transfer by the Borrower or any of its Subsidiaries of its electronic transmission line facilities, or any interest therein, to a regional independent grid operator.

(j)                 The Borrower or any of its Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

(k)               The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $75,000,000 or any Reportable Event shall occur in connection with any Plan, or the Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $25,000,000.

(l)                  The Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

(m)              Any Change in Control shall occur.

(n)                The Parent shall cease to own, free and clear of all Liens, 100% of the outstanding shares of voting stock of the Borrower.

ARTICLE 8

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1              Acceleration; Facility LC Collateral Account.

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(a)                If any Default described in Sections 7(g) or 7(h) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, any LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the "Collateral Shortfall Amount").  If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(b)               If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(c)                The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or any LC Issuer under the Loan Documents.

(d)               At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account.  After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time as ordered by a court of competent jurisdiction.

(e)                If, within fourteen (14) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuers to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Sections 7(g) or 7(h) with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2              Amendments.  Neither this Agreement or any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders); provided, however, that no such agreement shall:

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(i)                  unless agreed to by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan or Reimbursement Obligation, reduce the rate of or forgive any interest thereon (provided that only the consent of the Required Lenders shall be required to waive the applicability of any post-default increase in interest rates), or reduce or forgive any fees hereunder, (ii) extend the scheduled date for the payment of any principal of or interest on any Loan (including any scheduled date for the mandatory reduction or termination of any Commitments), extend the time of payment of any Reimbursement Obligation or any interest thereon, extend the expiry date of any Facility LC beyond the Facility LC Maturity Date, or extend the time of payment of any fees hereunder, or (iii) increase any Commitment of any such Lender over the amount thereof in effect or extend the maturity thereof;

(ii)                unless agreed to by all of the Lenders, (A) modify the definition of the term "Required Lenders", or (B) change or waive any provision of Section 11.2, any other provision of this Agreement or any other Loan Document requiring pro rata treatment of any Lenders, or this Section 8.2; and

(iii)               unless agreed to by the applicable LC Issuer, the Swingline Lender or the Administrative Agent, no such agreement shall (A) amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent, (B) amend, modify or otherwise affect the rights or duties of the Swingline Lender hereunder without the prior written consent of the Swingline Lender, or (C) amend, modify or otherwise affect the rights or duties of any LC Issuer hereunder without the prior written consent of such LC Issuer.

8.3              Preservation of Rights.  No delay or omission of the Lenders, the Swingline Lender, the LC Issuers or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent specifically set forth in such writing.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuers, the Swingline Lender and the Lenders until the Obligations have been paid in full.

ARTICLE 9

GENERAL PROVISIONS

9.1              Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2              Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuers, the Swingline Lender nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

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9.3              Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4             Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuers, the Swingline Lender and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuers, the Swingline Lender and the Lenders relating to the subject matter thereof other than the Fee Letters.

9.5              Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and any Person indemnified under Section 9.6 or any other provision of this Agreement, and their respective successors and assigns, provided that the parties hereto expressly agree that each Joint Lead Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6              Expenses; Indemnification.

(a)                The Borrower shall reimburse the Administrative Agent and each Joint Lead Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or such Joint Lead Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including via the internet), review, amendment, modification, and administration of the Loan Documents.  The Borrower also agrees to reimburse the Administrative Agent, each Joint Lead Arranger, each LC Issuer, the Swingline Lender and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Administrative Agent, each Joint Lead Arranger, each LC Issuer, the Swingline Lender and the Lenders, which attorneys may be employees of the Administrative Agent, a Joint Lead Arranger, an LC Issuer, the Swingline Lender or a Lender) paid or incurred by the Administrative Agent, either Joint Lead Arranger, any LC Issuer, the Swingline Lender or any Lender in connection with the collection and enforcement of the Loan Documents.  Expenses being reimbursed by the Borrower under this Section include reasonable costs and expenses incurred in connection with the Reports described in the following sentence.  The Borrower acknowledges that from time to time Wachovia may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the "Reports") pertaining to the Borrower's assets for internal use by Wachovia from information furnished to it by or on behalf of the Borrower, after Wachovia has exercised its rights of inspection pursuant to this Agreement.

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(b)               The Borrower hereby further agrees to indemnify the Administrative Agent, each Joint Lead Arranger, each LC Issuer, the Swingline Lender, each Lender, their respective Affiliates, and each of their partners, directors, officers, employees, agents and advisors (each such Person being called an "Indemnitee") against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all expenses of litigation or preparation therefor whether or not such Indemnitee is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.

(c)                The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7              Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8              Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

9.9              Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

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9.10              Nonliability of Lenders.  The relationship between the Borrower on the one hand and the Lenders, the Swingline Lender, the LC Issuers and the Administrative Agent on the other hand shall be solely that of borrower and lender.  None of the Administrative Agent, either Joint Lead Arranger, any LC Issuer, the Swingline Lender or any Lender shall have any fiduciary responsibilities to the Borrower.  None of the Administrative Agent, either Joint Lead Arranger, any LC Issuer, the Swingline Lender or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.  The Borrower agrees that no Indemnitee shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  No Indemnitee shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, (i) any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby, and (ii) any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.  The provisions of this Section 9.10 shall survive the termination of this Agreement.

9.11              Confidentiality.  Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials having jurisdiction over such Lender or any of its Affiliates, (iv) as required by law, regulation, or legal process, (v) as required in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender's direct or indirect contractual counterparties in Rate Management Transactions or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4 and (viii) in connection with the exercise of rights or remedies hereunder or any action or proceeding relating to this agreement.  In the case of any disclosure pursuant to clause (i), (ii), (vi) or (vii) above, each Person to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential.  In the case of any requested disclosure pursuant to clause (iv) or (v) above, the applicable Lender will give prompt notice of the request to the Borrower (unless prohibited by the terms of the applicable law, regulation, subpoena or other legal process or proceeding) so that the Borrower may endeavor to obtain a protective order or other assurance of confidential treatment.

9.12          Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

9.13          Disclosure.  The Borrower and each Lender hereby acknowledge and agree that Wachovia and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.14          PATRIOT Act Notice.  Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

9.15          Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent, the LC Issuers, the Swingline Lender and the Lenders as of the Closing Date and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

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           ARTICLE 10

THE ADMINISTRATIVE AGENT

10.1              Appointment; Nature of Relationship.  Wachovia Bank, National Association is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Administrative Agent") hereunder and under each other Loan Document, and each of the Lenders (for purposes of this Article, references to Lenders shall also mean each LC Issuer and the Swingline Lender) irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article 10.  Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders' contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2              Powers.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3              General Immunity.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

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10.4               No Responsibility for Loans, Recitals, etc.   Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article 4, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower's or any such guarantor's respective Subsidiaries.  The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

10.5              Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6              Employment of Administrative Agents and Counsel.  The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders (except as to money or securities received by it or its authorized agents) for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent's duties hereunder and under any other Loan Document.

10.7              Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

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10.8               Administrative Agent's Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (x) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (y) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9              Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Unmatured Default and stating that such notice is a "notice of default".  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10              Rights as a Lender.  In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.  The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.11              Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, either Joint Lead Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, either Joint Lead Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

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10.12               Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five (45) days after the retiring Administrative Agent gives notice of its intention to resign.  The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Administrative Agent's giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates, which is a commercial bank as a successor Administrative Agent hereunder.  If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment.  Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent.  Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article 10 shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.  In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

10.13          Administrative Agent and Joint Lead Arranger Fees.  The Borrower agrees to pay to the Administrative Agent and each Joint Lead Arranger, for their accounts, the fees agreed to by the Borrower, the Administrative Agent and/or such Joint Lead Arrangers pursuant to the Fee Letters.

10.14          Delegation to Affiliates.  The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Article 9 and Article 10.

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10.15               Other Agents.  No Lender identified on the cover page, the signature pages or otherwise in this Agreement, or in any document related hereto, as being the "Syndication Agent" or a "Documentation Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity other than those applicable to all Lenders.  Each Lender acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

10.16          LC Issuer and Swingline Lender.  The provisions of this Article 10 (other than Section 10.10) shall apply to each LC Issuer and the Swingline Lender mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.

ARTICLE 11

SETOFF; RATABLE PAYMENTS

11.1          Setoff.  In addition to, and without limitation of, any rights (including other rights of setoff) of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender, any LC Issuer, the Swingline Lender or any of their respective Affiliates to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, such LC Issuer, the Swingline Lender or any such Affiliate whether or not the Obligations, or any part thereof, shall then be due.  The Swingline Lender, each Lender and each LC Issuer agrees to notify the Borrower and the Administrative Agent in writing promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.2          Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Share of the Aggregate Outstanding Credit Exposure.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.  If an amount to be setoff is to be applied to Indebtedness of the Borrower to a Lender other than Indebtedness comprised of the Outstanding Credit Exposure of such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness comprised of such Outstanding Credit Exposure.

ARTICLE 12

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

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12.1               Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3.  The parties to this Agreement acknowledge that clause (ii) of the foregoing sentence relates only to absolute assignments and does not prohibit assignments creating security interests, including (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3.  The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2          Participations.

(a)                Permitted Participants; Effect.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

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(b)               Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, extends the Facility Termination Date (except as otherwise permitted in accordance with Section 2.21), postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, or postpones the expiry date of any Facility LC beyond the Facility Termination Date, releases any guarantor of any such Loan or releases all or substantially all of the collateral, if any, securing any such Loan.

(c)                Benefit of Setoff.  The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3          Assignments.

(a)                Permitted Assignments.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto.  The consent of the Borrower, the Administrative Agent and each LC Issuer shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided that if a Default has occurred and is continuing, the consent of the Borrower shall not be required.  Such consent shall not be unreasonably withheld or delayed.  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $10,000,000 or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment) or Outstanding Credit Exposure (if the applicable Commitment has been terminated).

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(b)               Effect; Effective Date.  Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Section 12.3(a), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent in its sole discretion), such assignment shall become effective on the effective date specified in such assignment.  The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credit Exposure assigned to such Purchaser.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(a), the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(c)                Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its office in referred to in Schedule 13.1 a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and Outstanding Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the LC Issuers, the Swingline Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any LC Issuer, any Lender and the Swingline Lender at any reasonable time and from time to time upon reasonable prior notice.

12.4          Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5          Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee, which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d) and such Transferee shall not be entitled to any additional payments under Section 3.5, (i) unless, and only to the extent, that the transferor Lender was entitled to amounts under Section 3.5, or (ii) in the event that payments to the Transferee were not subject to any withholding at the time of transfer and became subject to withholding as a result of a Change In Law.

ARTICLE 13

NOTICES

13.1          Notices.

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(a)                Except as otherwise permitted by Section 2.13 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on Schedule 13.1, (y) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1.  Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 shall not be effective until received.  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)               Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

13.2          Change of Address.  The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE 14

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

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14.1               CHOICE OF LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL (EXCEPT AS MAY BE EXPRESSLY OTHERWISE PROVIDED IN ANY LOAN DOCUMENT) BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES); PROVIDED THAT EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR APPLICATION THEREFOR OR, IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES OF THE INTERNATIONAL CHAMBER OF COMMERCE, AS IN EFFECT FROM TIME TO TIME (THE "ISP"), AND, AS TO MATTERS NOT GOVERNED BY THE ISP, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).

14.2          CONSENT TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NORTH CAROLINA SITTING IN MECKLENBURG COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF NORTH CAROLINA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHARLOTTE, NORTH CAROLINA.

14.3          WAIVER OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signatures Follow]

63

IN WITNESS WHEREOF, the Borrower, the Lenders, the Swingline Lender, the LC Issuers and the Administrative Agent have executed this Agreement as of the date first above written.

IDAHO POWER COMPANY

By:       /s/ Steven R. Keen

Name:  Steven R. Keen

Title:     Vice President and Treasurer

S-1

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender, Swingline Lender, LC Issuer and as Administrative Agent

By:       /s/ Hank Biedrzycki

Name:  Hank Biedrzycki

Title:     Director

S-2

JPMORGAN CHASE BANK, N.A., as Syndication Agent and as a Lender

By:       /s/ Helen D. Davis

Name:  Helen D. Davis

Title:     Vice President

S-3

KEYBANK NATIONAL ASSOCIATION, as a Documentation Agent and as a Lender

By:       /s/ Keven D. Smith

Name:  Keven D. Smith

Title:     Senior Vice President

S-4

BANK OF AMERICA, N.A., as a Documentation Agent and as a Lender

By:       /s/ James I. Teichman

Name:  James I. Teichman

Title:     Vice President

S-5

US BANK NATIONAL ASSOCIATION, as a Documentation Agent and as a Lender

By:       /s/ James W. Henken

Name:  James W. Henken

Title:     Vice President

S-6

WELLS FARGO BANK, N.A.

By:       /s/ Mark W. Lliteras

Name:  Mark W. Lliteras

Title:     Executive Vice President

S-7

SUNTRUST BANK

By:       /s/ Yann Pirio

Name:  Yann Pirio

Title:     Vice President

S-8

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., SEATTLE BRANCH

By:       /s/ Tsuguyuki Umene

Name:  Tsuguyuki Umene

Title:     General Manager

S-9

UNION BANK OF CALIFORNIA, N.A.

By:       /s/ Efrain Soto

Name:  Efrain Soto

Title:     Vice President

S-10

THE BANK OF NEW YORK

By:       /s/ Peter Keller

Name:  Peter Keller

Title:     Managing Director Energy Division

S-11

ROYAL BANK OF CANADA

By:       /s/ David A. McCluskey

Name:  David A. McCluskey

Title:     Authorized Signatory

S-12

SCHEDULE I

PRICING SCHEDULE

	A/A2 or above	A-/A3	BBB+/Baa1	BBB/Baa2	BBB-/Baa3	<BBB-/Baa3
Applicable Margin	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS	LEVEL VI STATUS
Eurodollar Rate	0.150%	0.190%	0.280%	0.360%	0.400%	0.575%
Floating Rate	0%	0%	0%	0%	0%	0.50%
Applicable Fee Rates	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS	LEVEL VI STATUS
Facility Fee	0.050%	0.060%	0.070%	0.090%	0.125%	0.175%
Utilization Fee	0.050%	0.050%	0.050%	0.050%	0.100%	0.100%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

"Level I Status" exists at any date if, on such date, the Borrower's Moody's Rating is A2 or better or the Borrower's S&P Rating is A or better.

"Level II Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower's Moody's Rating is A3 or better or the Borrower's S&P Rating is A- or better.

"Level III Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower's Moody's Rating is Baa1 or better or the Borrower's S&P Rating is BBB+ or better.

"Level IV Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower's Moody's Rating is Baa2 or better or the Borrower's S&P Rating is BBB or better.

"Level V Status" exists at any date if, on such date, (ii) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Borrower's Moody's Rating is Baa3 or better or the Borrower's S&P Rating is BBB- or better.

"Level VI Status" exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

I-1

"Moody's Rating" means, at any time, the rating issued by Moody's Investors Service, Inc. and then in effect with respect to the Borrower's senior unsecured long-term debt securities without third-party credit enhancement.

"S&P Rating" means, at any time, the rating issued by Standard and Poor's Rating Services, a division of The McGraw Hill Companies, Inc., and then in effect with respect to the Borrower's senior unsecured long-term debt securities without third-party credit enhancement.

"Status" means either Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

The Applicable Margin and applicable fee rates shall be determined in accordance with the foregoing table based on the Borrower's Status as determined from its then-current Moody's and S&P Ratings.  The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date.  If at any time the Borrower has no Moody's Rating or no S&P Rating, Level VI Status shall exist.

If the Borrower is split-rated and the ratings differential is one level, the higher rating will apply.  If the Borrower is split-rated and the ratings differential is two levels or more, the intermediate rating at the midpoint will apply.  If there is no midpoint, the higher of the two intermediate ratings will apply.

I-2

SCHEDULE II

COMMITMENTS

Lender	Commitment
Wachovia Bank, National Association	$39,375,000
JPMorgan Chase Bank, N.A.	$39,375,000
Bank of America, N.A.	$35,250,000
Key Bank National Association	$35,250,000
US Bank, National Association	$35,250,000
Wells Fargo Bank, N.A.	$35,250,000
Union Bank of California, N.A.	$19,875,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd., Seattle Branch	$19,875,000
SunTrust Bank	$13,500,000
Royal Bank of Canada	$13,500,000
The Bank of New York	$13,500,000
TOTAL	$300,000,000
II-1

SCHEDULE 5.8

SUBSIDIARIES AND OTHER INVESTMENTS

(Omitted)

Schedule 5.8

SCHEDULE 5.12

MATERIAL AGREEMENTS

None.

Schedule 5.12

SCHEDULE 5.14

INDEBTEDNESS AND LIENS

Following is a list of existing liens of the Borrower and Subsidiaries:

Borrower:

Indebtedness Owed To: Bondholders pursuant to that certain Mortgage and Deed of Trust, dated as of October 1, 1937 between Borrower and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company) and R.G. Page (Stanley Burg, successor individual trustee), as Trustee, as supplemented and amended.

Property Encumbered: All existing and after-acquired real and personal property of Borrower.

Amount of Indebtedness: The aggregate principal amount of Idaho Power Company First Mortgage Bonds outstanding as of December 31, 2006 was $951.1 million. The amount of First Mortgage Bonds issuable by Borrower, giving effect to the Forty-second Supplemental Indenture, is limited to a maximum of $1.5 billion, but subject to increase at any time and may be further limited by property, earnings and other provisions of the Mortgage.

Schedule 5.14

SCHEDULE 13.1

NOTICE ADDRESSES

Address for notices for Borrower:

Idaho Power Company

1221 West Idaho Street

P.O. Box 70

Boise, Idaho 83707

Attention:  Steven R. Keen, Vice President and Treasurer

Telephone: 208-388-2600

Fax: 208-388-2879

Email:skeen@idahopower.com

Address for notices as Administrative Agent:

Wachovia Bank, National Association

201 S. College St., CP−8

Charlotte, NC 28288−0680

Attention: Syndication Agency Services

Telephone: 704-383-3721

Fax: 704-383-0288

Address for notices as LC Issuer, Swingline Lender and Credit Contact:

Wachovia Bank, National Association

301 South College St., 6th Floor

Charlotte, NC 28288

Attention: Hank Biedrzycki, Director

Telephone: 704-374-4914

Fax: 704-383-6647

Email: hank.biedrzycki@wachovia.com

Schedule 13.1